UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2007 (January 14, 2007)

Cyberonics, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-19806	76-0236465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cyberonics Blvd., Houston, Texas 77058
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 281-228-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

Effective January 14, 2007, Cyberonics, Inc. (the “Company”) voluntarily terminated the Credit Agreement dated January 13, 2006 (“Credit Agreement”) with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Administrative Agent, Sole Bookrunner and Sole Lead Arranger, and the lenders who were party thereto.  At this time, the Company’s cash, cash equivalents and marketable securities are believed to be adequate to address the Company’s expected financial needs without the line of credit established by the Credit Agreement.  Accordingly, the Company elected to terminate the Credit Agreement.

The Credit Agreement provided a $40.0 million revolving line of credit with a three-year term ending January 13, 2009 and was collateralized by accounts receivable, inventory, subsidiary stock, general intangibles, equipment and other collateral.  The collateral did not include the Company’s intellectual property.  Pursuant to the terms of the Credit Agreement, the Company agreed to maintain a minimum liquidity and to provide periodic certifications of compliance in connection with the Credit Agreement.  Interest was payable at a base rate offered for loans in United States dollars for the period of one month under the British Bankers Association LIBOR rates, plus a base margin rate of 1.75% on the greater of the outstanding loan balance or the minimum agreed-upon loan balance.  Effective February 1, 2007, the minimum agreed-upon loan balance increased to $10.0 million.

Early termination of the Credit Agreement triggered an obligation on the part of the Company to pay a Deferred Commitment Fee (as defined in the Credit Agreement) in the amount of $400,000, in addition to obligations to repay the $10 million outstanding loan balance and to pay the accrued interest as of the effective date of termination.

Safe Harbor Statement

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," and "forecast," or other similar words.  Statements contained in this press release are based upon information presently available to the Company and assumptions that the Company believes to be reasonable.  The Company is not assuming any duty to update this information should those facts change or should the Company no longer believe the assumptions to be reasonable.  Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning the Company’s expected financial needs. The Company’s actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: an appellate court reversing the ruling by the United States District Court for the Southern District of Texas, which granted the Company’s motion for summary judgment in regard to the claim that the Company was in default under the Indenture underlying its issue of $125 million of 3.0% Senior Subordinated Convertible Notes due 2012; continued market acceptance of VNS Therapy and sales of the Company’s products; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of other indications; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the potential identification of new material weaknesses in the Company’s internal controls over financial reporting; risks and costs associated with such governmental inquiries and any litigation relating thereto or to the Company’s stock option grants, procedures, and practices (including the previously disclosed private litigation); uncertainties associated with stockholder litigation; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).  For a detailed discussion of these and other cautionary statements, please refer to the Company’s most recent filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended April 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberonics, Inc.

By:/s/ David S. Wise
Name: David S. Wise
Title: Secretary
January 14, 2007